Exhibit 10.3

Factoring Agreement

This Factoring Agreement (this “Agreement”), is made and entered into between Z TRIM HOLDINGS, INC., an Illinois corporation (hereinafter called "Seller") with offices at 1011 Campus Drive, Mundelein, Illinois 60060, and FORDHAM CAPITAL PARTNERS, LLC, a Delaware limited liability company (hereinafter called "Purchaser") with offices at 910 Skokie Boulevard, Suite 200, Northbrook, Illinois 60062, effective as to the date (the “Effective Date”) upon which the last party to execute this Agreement affixes its signature hereto.

Seller desires to sell its Accounts to Purchaser and Purchaser desires to purchase Accounts from Seller on and after the Effective Date on the following terms, conditions and provisions; therefore, for value received by the parties hereto and in consideration of the mutual agreements set forth below and continued factoring of Accounts, the parties agree as follows:

1.	Definitions. As used in this Agreement and all other documents or instruments executed and delivered in connection with this Agreement:

1.1
The capitalized words used herein (singular, plural or in any tense) shall have the same definitions as those set forth in Article 9 of the Illinois Uniform Commercial Code, as in effect from time to time.

1.2
"Without Recourse" shall mean the Seller is not obligated to pay or repurchase an Account sold by Seller to Purchaser unless Seller breaches its warranties or representations concerning such Account. “With Recourse” or "Recourse" means Seller shall pay or repurchase Accounts acquired by Purchaser from Seller that are not paid according to the terms of the invoice.

1.3	“Face Amount” shall mean the total amount of each Account, including taxes, delivery charges, etc.

1.4
An Account shall be deemed to be "Disputed" if (i) the Account Debtor disputes the Account, including the amount owing, timely delivery of the goods, conformity of the goods or services to the order, or any other aspect of the sale giving rise to the Account for any reason whatsoever, even if the dispute has no merit, is in bad faith or is unreasonable, (ii) the Account contains mistakes, is not correct or was sent in error, or (iii) all of the following three conditions exist: (a) the Account is not paid within 90 days of its invoice date, (b) the Account Debtor will not communicate the reason for non-payment to Purchaser after commercially reasonable efforts by Purchaser to contact the Account Debtor, and (c)  the Seller fails to produce, within such time period, good and sufficient evidence that nonpayment is due to the Account Debtor's financial inability to pay, the pendency of a bankruptcy proceeding by or against the Account Debtor or some reason other than a dispute of the type referred to above.

1.5	"Discount" shall mean the following, 0.50% multiplied by the face amount of each Account sold to Purchaser under this Agreement.

1.6	Intentionally Deleted

1.7	" Purchase Price” shall mean the Face Amount of the Account, less the Discount.

1.8	Intentionally Deleted.

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1.9	“Seller’s Business” is a manufacturer of agricultural ingredients.

Other words used herein, which are capitalized, shall have the definitions prescribed herein.  Variations of words defined herein shall have the same meaning as the defined terms.

2.
Offer to Sell.  Seller will offer to sell, assign and transfer to Purchaser all of its existing and hereafter arising, acquired or created Accounts.  Any such offer shall be made on an assignment form prescribed by Purchaser (the "Schedule") sent to Purchaser at its above stated office and accompanied by a copy of (i) each invoice, (ii) the bill of lading, shipping documents or other proof of delivery, (iii) the contract or purchase order (or purchase order number which corresponds with the invoice), and (iv) such other documentation as may be requested by Purchaser for each Account listed on the Schedule.

3.
Acceptance of Offer.  Purchaser may accept Seller's offer to sell Accounts at its above stated office by either (i) paying the Purchase Price (less the Reserve, defined below) with respect to all Accounts appearing on the Schedule submitted to Purchaser, or (ii) by oral or written notice to Seller identifying the Accounts which appear on the Schedule that Purchaser is unwilling to purchase and paying the Purchase Price (less the Reserve) for the remaining Accounts in accordance with this Agreement.  Purchaser shall not be obligated to purchase any Account that Seller offers to sell to Purchaser and reserves the right to accept or reject Accounts in Purchaser’s sole discretion.

4.	Reserve. Purchaser may, at its sole option and discretion, defer making payment to Seller of a portion of the Purchase Price payable for all Accounts purchased under this Agreement up to an aggregate amount equal to twenty percent (20.0%) of the Face Amount of all such Accounts (the "Reserve"). The Reserve shall not bear interest. The Reserve for an Account purchased under this Agreement is payable by Purchaser to Seller, on request of Seller (limited to one request per week), after the earlier of (i) the date the Account is paid to Purchaser, or (ii) 150 days from the date of the invoice of the Account, unless the Reserve is increased as herein provided or the Account becomes one that the Seller is obligated to repurchase or pay. An Account is deemed paid to Purchaser only when paid in collected funds. Purchaser is entitled to increase the Reserve without Sellers consent, if, (i) Seller breaches any representation, warranty, term, condition or provision of this Agreement, (ii) in Purchaser's reasonable judgment it is necessary to increase the Reserve to protect Purchaser from (a) losses due to a Dispute (even if not valid or made in good faith) of any Account, returns or other contingencies, or (b) Seller's unsatisfied obligations and liabilities. If any Account owned by Purchaser is not paid within 75 days of the date of the invoice related thereto, Purchaser may presume that the Account is Disputed and may increase the Reserve by an amount equal to that portion of the Purchase Price previously paid by Purchaser plus the Discount. In the event Purchaser notifies Seller that it has increased the Reserve, Seller shall immediately refund to Purchaser a portion of the Purchase Price previously paid by Purchaser for the purchase of Seller's Accounts which is equal to the increased amount of the Reserve. After the Term of this Agreement (defined below) has expired and Seller has paid all of its liabilities to Purchaser and fulfilled all of its obligations arising hereunder, Purchaser shall pay the balance of the Purchase Price payable for all Accounts purchased hereunder which constitutes unpaid Reserve (if any) to Seller. The purpose of the Reserve is to provide Purchaser with additional Collateral to secure payment of Seller's liabilities and performance of Seller's obligations arising under this Agreement. Purchaser shall be entitled to offset or recoup from the Reserve the amount of any liabilities owing by Seller to Purchaser, whether presently existing or hereafter arising, and whether or not arising under this Agreement, including, but not limited to, Seller's obligation to repurchase Accounts or to pay Accounts pursuant to the provisions of this Agreement. Seller acknowledges that the Reserve is not a cash deposit or segregated fund, but represents the balance of Purchaser's liability to Seller for payment of the Purchase Price, subject to its right of offset or recoupment and its security interest in the Reserve.

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5.	Seller’s Repurchase Obligation. In addition to all other rights of Purchaser hereunder, Purchaser may require that Seller repurchase, by payment of the Repurchase Price together with any other unpaid fees then owing to Purchaser, any Account that has been purchased by Purchaser: (i) for which Seller has breached its warranty or representation concerning such Account as set forth herein; (ii) with Recourse; or (iii) if Seller defaults in the payment or performance of any of its liabilities and obligations to Purchaser. If any Account purchased by Purchaser is one that Seller is or becomes obligated to pay or repurchase under this Agreement and is not paid within the Initial Payment Period, Purchaser, at Purchaser’s sole discretion, may elect to: (i) retain ownership of the Account until the earlier of either the date the Account is paid by the Account Debtor or 90 days after the invoice date of the Account, or (ii) at any time require Seller to repurchase the Account at the Repurchase Price. The purchase price for any Account, which Seller is required to repurchase from Purchaser under this Agreement is the Face Amount of the Account (the “Repurchase Price”). If Seller ever becomes obligated to repurchase an Account from Purchaser, it shall not become the owner of such Account until it has paid the Repurchase Price to Purchaser.

6.
No Commitment By Purchaser.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall have no obligation whatsoever to purchase any Accounts from Seller, but Purchaser may, in its sole and absolute discretion, purchase certain Accounts from Seller from time to time.

7.	Recourse. Except as may be specifically agreed to in writing by the parties to this Agreement, all Accounts sold and purchased hereunder are sold With Recourse to Seller.

8.	Account Warranties. Seller warrants, represents and covenants to Purchaser and agrees that the presently existing and hereafter arising, acquired or created Accounts of Seller sold to Purchaser or in which Purchaser obtains a security interest: (i) are not and will not be Disputed; (ii) are owing pursuant to Seller’s contract with the Account Debtor and such contract will not be amended without the written consent of Purchaser; (iii) will be paid when due (unless the Account was purchased Without Recourse); (iv) are owned solely by Seller, which has the power to transfer the Accounts, and that its title to the Accounts is free of all claims, liens, security interests and restrictions on transfer, encumbrance or pledge, except as created by this Agreement; (v) set forth the correct and complete terms of sale, which have not been and will not be altered or amended; (vi) are valid and owing, and all goods and services giving rise to the Accounts have been provided or delivered in accordance with Seller's agreement with the Account Debtor; (vii) will not be paid by a preference payment or fraudulent transfer (as defined by the federal Bankruptcy Code or the relevant law of any state); (viii) are not and shall not become subject to a defense or claim in recoupment or setoff that can be asserted against Purchaser; (ix) are not owing by Account Debtors that were subject to insolvency or bankruptcy proceedings concerning which Seller had any notice as of the date the Account is sold, or in which Seller owns an interest of any kind; (x) shall be reflected on Seller's books and records as having been transferred, sold and conveyed to Purchaser if Purchaser purchases such Accounts; and (xi) shall be evidenced by an invoice which has been issued to and received by the Account Debtor, and each such invoice shall have printed on the face thereof a statement, approved by Purchaser, notifying the Account Debtor (a) that the invoice has been assigned to Purchaser and is payable only to Purchaser at the address designated in such notice and (b) that, if the Account is paid, the Account will be paid by the Account Debtor in accordance with such instructions. The warranties and representations set forth herein shall apply as of the date each Account is sold hereunder and shall continue with respect to each Account until each such Account is paid. If Seller breaches any warranty, covenant or agreement set forth above, Seller shall repurchase from Purchaser the applicable Account for the Repurchase Price, or pay the Account; such payment or repurchase shall cure Seller’s default for breach of warranty with respect to such Account. All warranties and representations of Seller under this Agreement are continuing warranties and representations.

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9.	Other Warranties and Covenants of Seller. Seller further warrants, represents and covenants to Purchaser and agrees that as of the Effective Date and at all times during the Term of this Agreement: (i) Seller is and shall be able to pay its debts as they become due; (ii) Seller's (a) principal executive office is located in the State of Illinois, (b) Jurisdiction of Organization or state of incorporation or charter is and shall remain the State of Illinois and (c) exact legal name is and shall remain as set forth in the first paragraph of this Agreement, and except as disclosed in writing to and approved by Purchaser, Seller does not and will not operate under any trade name or assumed name; (iii) Purchaser is and shall remain Seller's sole factor, and Seller will not sell its Accounts to any other person, firm or corporation during the Term; (iv) Seller shall not, without the prior written consent of Purchaser in each instance, (a) grant any extension of time for payment or modify the payment terms of any Accounts owned by Seller or any other Collateral which includes a monetary obligation, (b) compromise or settle any Accounts owned by Seller or any such other Collateral for less than the full amount thereof, (c) release in whole or in part any Account Debtor or other person liable for payment of Accounts owned by Seller or any other such Collateral, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any Accounts owned by Seller or any such other Collateral; (v) before sending any invoice to an Account Debtor with respect to an Account that has been sold to Purchaser, Seller shall mark the same as set forth in Section 8(xi) of this Agreement; (vi) Seller maintains and shall continue to maintain complete and accurate business records of the type normally maintained by businesses similar to Seller, and all financial records, statements, books and other documents shall be made available for Purchaser's inspection and shall be true and accurate in all respects; (vii) the Accounts and Collateral are and shall at all times remain free and clear of liens, claims and encumbrances other than the security interests granted to Purchaser hereunder; (viii) the Accounts assigned to Purchaser by Seller shall become the sole property of Purchaser and Seller’s sale and assignment of accounts shall pass legal and equitable title to Purchaser free and clear of all liens, claims and encumbrances; (ix) Seller insures and shall continue to insure its business and its assets in a manner customary for businesses of the type of Seller's business, and Seller will insure or cause to be insured its inventory and goods in transit for their full value; (x) Seller will deliver to Purchaser a certificate of property insurance (and from time to time renewal certificates), in form and coverages satisfactory to Purchaser, naming Purchaser "Lender's Loss Payee", and a certificate of general liability insurance (and from time to time renewal certificates) naming Purchaser "Additional Insured", in form and coverages satisfactory to Purchaser; (xi) Seller will not sell, encumber or move the Collateral or a significant portion of its other assets (except the sale of inventory in the ordinary course of its business), without the prior written consent of Purchaser; (xii) Seller is and shall remain in compliance with all federal, state and local tax laws, rules and regulations and shall furnish Purchaser with evidence thereof on demand; (xiii) Seller will preserve its present legal formation and existence and not, in one transaction or series of related transactions, merge into or consolidate with any other entity, change the form of its legal existence, or sell all or substantially all of its assets; (xiv) Seller will not change the state where it is located, will not change the state where it is incorporated or organized and will not change its organizational documents, and will not change its name without providing Purchaser with at least 30 days prior written notice; (xv) Seller shall not realize sales or income from any business activity (except an occasional sale of a capital asset) other than the business activity that is Seller’s Business; and (xvi) Seller shall pay all federal employee withholding taxes and the sales taxes due on all sales which result in Accounts sold to Purchaser or in which Purchaser has a security interest. Seller also agrees that, if an Account purchased by Purchaser authorizes the Account Debtor to discount the Face Amount of the Account for prompt payment, the Seller shall pay to Purchaser an amount equal to the discount taken by the Account Debtor (even if not properly taken) and Purchaser is authorized to offset such discount against the Reserve. All warranties and representations of Seller under this Agreement are continuing warranties and representations.

10.	Notice to Purchaser. Seller shall immediately notify Purchaser of (i) a Dispute of any Account sold or encumbered under this Agreement, (ii) any other breach of warranty or default in Seller's covenants and agreements set forth herein, (iii) Seller’s discovery of evidence of Insolvency of an Account Debtor, and (iv) the filing and service of a lawsuit or adversary proceeding related to an Account purchased by Purchaser or the payment related thereto (including, but not limited to, preference or fraudulent transfer litigation), (v) any claim of a lien in the Collateral or other assets of Seller (including, without limit, federal or state tax liens), (vi) any change in ownership of Seller, and (vii) Seller’s failure to pay any tax it may owe at any time for any reason, when due.

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11.	Security Interest in Collateral. To secure payment and performance of all of Seller’s liabilities and obligations to Purchaser, whether now existing or hereafter arising or owing by Seller, including, without limitation (a) all amounts now or hereafter owing by Seller to Purchaser hereunder, and (b) all damages suffered by Purchaser arising due to Seller’s breach of the terms, warranties, representations, or conditions of this Agreement or any other agreement by and between Purchaser and Seller, and (c) all amounts now or hereafter owed by Seller to Purchaser under any other agreement now or hereafter executed by Seller in favor of Purchaser, Seller grants to Purchaser a security interest (the "Security Interest") in all of Seller's presently existing and hereafter arising, acquired or created (i) Accounts, (ii) Inventory, (iii) Chattel Paper, Deposit Accounts, Documents, Equipment, , Financial Assets, Fixtures, General Intangibles, Instruments (including promissory notes), Investment Property, Letter-of-Credit Rights, Securities, Software and Supporting Obligations, (iv) books and records of Seller which relate to Accounts, (v) all amounts owing to Seller hereunder, including, without limitation, the Purchase Price of all Accounts sold to Purchaser and the Reserve, and (v) Proceeds of the foregoing (all of the foregoing collateral described above, collectively the “Collateral”). Seller agrees as follows with respect to the Collateral: (i) Purchaser shall have the right at any time or times and in its sole discretion to enforce Seller's rights against the Account Debtors and all of Seller's other obligors; (ii) Seller will not pledge, hypothecate or encumber the Collateral during the Term of this Agreement and while it is indebted or otherwise obligated to Purchaser; without the express written consent of Purchaser (iii) Purchaser may exercise all rights and remedies of an unpaid seller with respect to Accounts, Supporting Obligations, and Chattel Paper constituting Collateral hereunder, including the right of replevin, reclamation and stoppage in transit; (iv) Seller bears the risk of loss of the Collateral; and (v) Purchaser shall have no duty to collect the Collateral or preserve or enforce any rights relating to the Collateral.

12.	Inspection of Records. Any agent of Purchaser may audit, check, inspect, make abstracts from or copies of the books, records, receipts, correspondence, memoranda, and other papers or data relating to the Collateral, Accounts purchased under this Agreement, the obligations of Seller to Purchaser and any other transactions between Seller and Purchaser or Seller and an Account Debtor, or generally audit all of Seller's books and records at Seller's place of business upon Purchaser's demand therefore. Seller shall at all times maintain a complete set of books and records containing up-to-date posting of all of its cash and accrual transactions of any nature. Seller will reimburse Purchaser for its costs incurred in connection with such inspections.

13.	Property of Purchaser/Proceeds and Returned Goods Held in Trust. After Purchaser has purchased an Account from Seller (i) the Account and all proceeds thereof shall become the sole and absolute property of Purchaser, (ii) Purchaser may at any time in its sole discretion, whether prior to or following the occasion of default hereunder, notify all Account Debtors of Accounts purchased by Purchaser that such Accounts have been sold and assigned to Purchaser and are payable only to Purchaser at the address provided by Purchaser, (iii) Seller shall immediately make proper entries on its books and records disclosing the absolute sale of such Accounts to Purchaser, (iv) Seller shall not hinder, delay or interfere with payment of Accounts and shall cooperate with and assist Purchaser in connection with Purchaser's handling, collection or other dealings with the Accounts and Account Debtors, including, without limitation, assisting Purchaser in obtaining written confirmation, statements or agreements from Account Debtors which specify or confirm any information requested by Purchaser with respect to the Accounts, and (v) Seller shall hold any check, commercial paper, notes, cash or other forms of payment of any Account sold to Purchaser or (if Seller is in default of any of its liabilities or obligations to Purchaser) in which Purchaser has a security interest which may come into Seller's possession or under its control (even if such payment is payable to Seller) in trust for the benefit of Purchaser and shall immediately turn over and deliver to Purchaser all such payments, in kind, and in the exact form received. Seller shall endorse any instrument or other form of payment which is payable to Seller, but which is paid on an Account sold to Purchaser hereunder. In the event of the return or non-acceptance, in whole or in part, of property, the sale of which resulted in Accounts which were sold and assigned to Purchaser, the Seller shall hold such property in trust for Purchaser, give to Purchaser immediate notice of such return or non-acceptance, immediately turn over such property to the custody and control of Purchaser, and legibly mark such merchandise as the property of Purchaser; thereafter, upon demand, Seller shall repurchase such property from and pay to Purchaser the invoice price thereof, and upon such payment the Seller shall be entitled to the redelivery of such property. If Seller fails to make such purchase and payment immediately upon demand, it shall be in default hereunder and Purchaser shall be entitled (in addition to its other remedies) to sell such property at public or private sale and to charge Seller's account with the difference between the invoice price of such property and the amount realized upon the sale, such amount calculated as net of all charges, fees and commissions upon such sale. Purchaser may become a bidder and purchaser at any such sale.

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14.	Breach of Trust Fee. Seller's strict adherence to the provisions of Paragraph 13 is essential in order for Purchaser to purchase Seller's Accounts at the Discount and on the other terms set forth in this Agreement. Seller agrees that the provisions of such paragraph are of the essence of this Agreement and, to the extent not already implemented, agrees to implement policies and procedures to ensure its consistent and prompt performance of its obligations hereunder. In the event Seller breaches its obligations under such paragraph for reasons other than excusable neglect (which shall be determined solely by Purchaser in its sole judgment and discretion), (i) Purchaser may immediately terminate this Agreement and charge the Termination Fee, as defined in Paragraph 17 below, (ii) Seller shall pay to Purchaser a fee equal to 15% of the amount of any payment or other property which was received by Seller as property of Purchaser in addition to all other amounts owing to Purchaser, and (iii) Seller, at Purchaser's option, shall immediately repurchase all Accounts acquired by Purchaser which are then owing by the Account Debtors by payment of the Repurchase Price to Purchaser, even if such Accounts were purchased Without Recourse.

15.	Power of Attorney. Seller makes, constitutes and appoints Purchaser and its Chief Executive Officer and President as Seller's true and lawful attorney-in-fact with power of substitution and with power and authority to: (i) endorse the name of Seller or of any of its officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment; (ii) sign and endorse the name of Seller or any of its agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipt, drafts against Account Debtors, assignments, verifications, demands under letters of credit and notices in connection with Accounts acquired by Purchaser or which are Collateral under this Agreement, and any instrument or document relating thereto or to Seller's rights therein; (iii) execute any agreement compromising and settling any Dispute or collection of any Account owned by Purchaser or owned by Seller, if Seller is in default hereunder, on terms and conditions acceptable to Purchaser in its sole discretion; (iv) bring suit in the name of Seller or Purchaser to collect any Account; (v) amend the terms of any Account owned by Purchaser or owned by Seller, if Seller is in default hereunder; (vi) file any financing statements (including amendments) to perfect Purchaser's Security Interest granted by this Agreement; (vii) execute and file in the name of Seller or Purchaser, or both, mechanics' liens, mineral liens and all related notices and claims under any payment bond, statue, or contract, in connection with goods or services provided by Seller for the improvement of realty; (viii) notify any Account Debtor obligated with respect to any Account purchased by Purchaser or (if Seller is in default of its liabilities or obligations to Purchaser) in which Purchaser has a security interest that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser; (ix) communicate directly with Account Debtors to verify the amount and validity of any Account and to collect payment; (x) if Purchaser (in its sole and absolute discretion) declares Seller to be in default hereunder, give written notice to such office and officials of the United States Post Office to effect such change or changes of address that all mail addressed to Seller may be delivered directly to Purchaser; and (xi) exercise reclamation rights of Seller and to file a claim in a bankruptcy proceeding of an Account Debtor (which Seller requests Purchaser to do). Seller's attorney-in-fact is hereby granted full power to do all necessary things to accomplish the above as fully and effectively as could Seller. Seller ratifies all that the attorney-in-fact shall lawfully do or cause to be done by virtue hereof. The power of attorney shall be irrevocable for the Term of this Agreement and until Purchaser has irrevocably received all payments to which Purchaser is or may be entitled from Client and Account Debtors on Accounts purchased by Purchaser or in which it has a security interest.

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16.
Default.  Except as specifically provided herein, each of the following events shall constitute a default under this Agreement: (i) Seller fails to pay any amount owing to Purchaser hereunder when due or fails to fulfill any of its other obligations under this Agreement or fails to make any payment to Purchaser when due, or fulfill any other obligations, under any other agreements that Seller may have with Purchaser or any other default occurs thereunder, (ii) Seller's warranties or representations set forth herein, if deemed by Purchaser (in its reasonable judgment under existing circumstances) to be material, prove to be untrue or false in any respect, (iii) Seller or any guarantor of the payment and performance of obligations hereunder becomes subject to any debtor-relief proceedings and to the extent such proceedings are involuntary, has not been dismissed within 15 days of commencement of such proceedings, (iv) any such guarantor shall die or become incompetent or shall fail to perform or observe any of such guarantor's obligations to Purchaser in accordance with the guaranty and within any cure period provided by the guaranty (if any) or to notify Purchaser of its intention to rescind, modify, terminate, or revoke any guaranty, or any such guaranty ceases to be in full force and effect for any reason whatsoever,  (v) suspension of the operation of Seller's present business, or any essential permit, license or other governmental approval necessary for the conduct of Seller's business shall expire or be cancelled or withdrawn, (vi) the Pension Benefit Guaranty Corporation shall commence proceedings under Section 4042 of the Employee Retirement Income Security Act of 1974 (ERISA) to terminate any employee pension benefit plan of Seller, (vii) if Purchaser receives notice from any other secured party or creditor of a proposed disposition of the Collateral or any portion thereof (whether or not such security interest or lien is permitted by the terms of this Agreement; nothing in this subsection shall be construed to constitute Purchaser's consent to the creation of any security interest or lien in such Collateral), (viii) creation by Seller of a security interest in or lien upon any Collateral now existing or hereafter acquired by Seller in favor of any person other than Seller and any holder of a security interest or lien consented to by Purchaser in writing, (ix) Seller is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any significant part of its business affairs, (x) if Seller or any subordinated creditor shall violate the terms of any debt subordination agreement or lien subordination agreement now or hereafter executed in favor of Purchaser in connection with any of the Seller's liabilities and obligations hereunder, (xi) all or any portion of the Seller's assets or any other collateral securing the Seller's liabilities and obligations hereunder is attached, seized, levied upon or subjected to a writ or distress warrant, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or an application is made by Seller or any other person for the appointment of a receiver, trustee, or custodian for such assets or other collateral, and such is not dismissed or discharged within ten (10) days thereafter, (xii) a judgment shall be entered against Seller in excess of $10,000, unless the same is satisfied within thirty (30) days thereafter or an appeal or appropriate proceeding for review thereof is taken within such thirty (30) day period and a stay of execution pending such appeal is obtained, (xiii) there shall occur during the term of this Agreement any damage to or loss, theft, or destruction of any of the Collateral exceeding ten thousand dollars ($10,000) in the aggregate  in any calendar year to the extent such is not covered by insurance, (xiv) a notice of lien, levy or assessment is filed of record with respect to all or any portion of Seller's assets, or any other collateral securing the Seller's liabilities and obligations hereunder, by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the Pension Benefit Guaranty Corporation or any successor, or any taxes or debts owing to any of the foregoing becomes a lien or encumbrance upon all or any portion of Seller's assets, or any other collateral securing the Seller's liabilities and obligations hereunder, and any such lien, levy, assessment or encumbrance is not discharged within ten (10) thereafter (it being acknowledged by Seller that Purchaser reserves the right not to make any advances under this Agreement while any such lien, levy, assessment or encumbrance remains outstanding), (xv) the institution of an action in any court of a criminal proceeding against the Seller which would have a material adverse effect on the Seller, or the indictment of the Seller or any principal thereof for any crime other than traffic, boating and other similar tickets and misdemeanors not punishable by jail terms, (xvi) this Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in the Collateral; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by Seller or Seller shall deny it has any further liability or obligation hereunder, (xvii) any event shall occur which results in the acceleration of the maturity of any indebtedness of Seller to any other lender or creditor (including, without limit, any holder of any subordinated debt) exceeding $10,000, and such acceleration is not withdrawn within ten (10) days thereafter, (xviii) any sale, sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest of Seller occurs, which results in any change in the identity of the individuals or entities previously in control of Seller or the grant of a security interest in any ownership interest of any person, directly or indirectly controlling Seller occurs, which could result in a change in the identity of the individuals or entities previously in control of Seller, (xix) Seller fails to insert on any invoice evidencing any of its Accounts the required notice of assignment and payment redirection described in Section 8(xi) hereof, (xx) Purchaser, for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the obligations of Seller or (xxi) an event of default occurs under that certain security agreement of even date herewith between Seller as debtor and Purchaser as secured Party (the "Loan Security Agreement"), including, without limitation, a default under that certain $500,000.00 equipment revolving loan made by Purchaser to Seller and secured thereunder.  If Seller does not pay or perform any of its liabilities or obligations hereunder or any other default as set forth above exists (in Purchaser’s sole determination),  Purchaser may, without notice (except as required by Illinois law), (i) enforce and foreclose its Security Interest in the Collateral in accordance with its rights under the Illinois Uniform Commercial Code, (ii) notify any Account Debtor to make payment of any Account directly to Purchaser, regardless of whether such Accounts have been purchased by Purchaser or Purchaser has a Security Interest therein, (iii) initiate electronic debit or credit entries through the ACH system to Seller’s bank accounts or other deposit account maintained by Seller, wherever located, to collect all amounts owing to Purchaser by Seller, and (iv) exercise any one or all of its other rights and remedies set forth in this Agreement, any other document executed by Seller, or under applicable law or in equity.

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On or after any Default, the Discount Rate will automatically increase by five percent (5.0%) per annum.  In no event shall the amount paid, or agreed to be paid to or charged by Purchaser for the use, forbearance, of detention of money or for the payment of performance of any covenant or obligation contained herein exceed the maximum rate permitted by law (the "Maximum Rate"), and if Purchaser receives interest which otherwise would cause the amount paid, charged, collected or demanded to exceed the Maximum Rate, and Purchaser receives interest which otherwise would exceed the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal indebtedness and the balance, if any, shall be refunded the Seller.

17.	Term. Unless sooner terminated by either of the parties hereto, the initial term of this Agreement (the "Initial Term") shall commence on the Effective Date and continue until March ___, 2015, and this Agreement shall automatically renew for additional one year renewal terms (each a "Renewal Term") at the end of the Initial Term and each Renewal Term unless either party hereto gives written notice to the other at least 30 days prior to the end of the Initial Term or any Renewal Term that the Term is not renewed. The Initial Term and each Renewal Term is called the "Term." Purchaser may terminate this Agreement at any time (i) by giving written notice to Seller if the Seller is in default under this Agreement, and has failed to cure within 10 days of notice, or (ii) by giving 60 days advance written notice to Seller. Seller may terminate this Agreement at any time after the revolving equipment loan in the principal amount of $500,000.00 made by Purchaser to Seller (the "Loan") shall have been paid in full and all other indebtedness, obligations and liabilities owed by Seller to Purchaser under the terms of the Equipment Revolving Note dated March __, 2014 in the principal amount of $500,000.00 evidencing the Loan and the Security Agreement dated as of March ___, 2014 between Seller as debtor and Purchaser as secured party shall have been paid in full. All covenants, agreements, undertakings, representations, warranties, and obligations related to any transaction (including without limitation, sales of Accounts) entered into or made pursuant hereto, and all security interests granted herein or arising hereunder and rights of Purchaser to enforce this Agreement and the security interests granted herein (including without limitation, those arising under paragraphs 4, 5, 11-16 and 19 hereof) shall survive expiration of the Term or any termination of this Agreement.

18.	intentionally deleted

19.           Miscellaneous.  The parties agree to the following additional terms:

19.1
This Agreement shall be binding upon and inure to the benefit of both parties and their legal representatives, successors and assigns, except that Seller may not assign this Agreement without the prior written consent of Purchaser, which consent may be withheld by Purchaser in its sole discretion and without incurring any liability as a result thereof.

19.2	This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois (exclusive of choice of law principles).

19.3	If any term of this Agreement is held to be illegal, invalid, or unenforceable, such determination shall not affect the validity of the remaining terms. Time is of the essence of this Agreement.

19.4
Seller authorizes Purchaser to file and re-file UCC financing statements against Seller as debtor, at any time describing the above described Collateral (and all amendments thereto, assignments, and renewals thereof, including continuation statements) any place or places that Purchaser may deem necessary or appropriate, and all UCC financing statements already filed by Purchaser against Seller as debtor are hereby ratified, authorized and approved.

19.5
All notices under this Agreement shall be in writing and delivered personally, faxed or mailed by certified mail, return receipt requested, postage prepaid. The parties shall use the addresses or fax number set forth below for all notices, unless the party giving the notice has received written notice from the recipient of a change of address or fax number at least 10 days prior to the notice given under this Agreement.

Page 8 of 12	_____ Initial

Purchaser:

Fordham Capital Partners, LLC
910 Skokie Blvd., Suite 200
Northbrook, IL 60062
Facsimile:  847-564-1855

Seller:

Z Trim Holdings, Inc.
1011 Campus Drive
Mundelein, Illinois 60060
Facsimile: 847-549-1646

19.6	Seller waives all notices of default, opportunity to cure, presentment, demand, protest, and notice of dishonor.

19.7	This Agreement constitutes the entire understanding between the parties and it may not be changed or, except as specifically provided herein, terminated except in an instrument signed by both parties.

19.8
Purchaser shall not be deemed to have waived any of its rights and remedies unless the waiver is in writing and signed by Purchaser.  A waiver by Purchaser of a right or remedy under this Agreement on one occasion shall not constitute a waiver of the right or remedy on any subsequent occasion.

19.9
Seller may inspect the (i) Reserve Account Report, (ii) Purchase and advance Report, (iii) Account Aging Report, and (iv) all other reports that Purchaser may make available to Seller (the “Reports”) concerning transactions arising under this Agreement at any time through access granted on a website maintained by Purchaser. All debits and credits posted to such Reports shall be deemed complete, acceptable, conclusive and binding upon Seller and such Reports shall be deemed an account stated for each calendar month after the commencement of this Agreement, unless Purchaser receives written notice from Seller stating in detail and with particularity any exception thereto within 30 days after the end of such calendar month.

19.10
Seller shall reimburse Purchaser for the following costs incurred by Purchaser in the course of performing its functions under this Agreement: credit research, certified mail postage, UCC searches and UCC filing fees, and wire transfer fees.  The cost of credit reports and all other costs shall be reimbursed at Purchaser's actual cost.  Seller also agrees to reimburse Purchaser the actual amount of costs and expenses, including reasonable attorney's fees, incurred by Purchaser in protecting, preserving or enforcing any lien, security interest, title, Collateral or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of fraudulent transfer and preference claims, enforcement of this Agreement or recovery of any damages incurred by Purchaser as a result of the Seller's default.  Seller shall also reimburse Purchaser for its actual costs in assuring Seller’s continuing compliance with this Agreement, such as the cost of the federal tax lien searches, UCC searches and Secretary of State Confirmations and certificates.

19.11
Seller agrees to execute any further documents and to take any further actions reasonably requested by Purchaser to evidence or perfect the Security Interest granted herein or the assignments of Accounts pursuant hereto, or to give effect to any of the rights granted to Purchaser under this Agreement.

Page 9 of 12	_____ Initial

19.12
Seller has signed this agreement and submits the Agreement to Purchaser for acceptance at Purchaser’s offices in Northbrook, Cook County,  Illinois. Seller and Purchaser shall make all payments and perform all other obligations arising hereunder at Northbrook, Cook County, Illinois, and this Agreement is made and entered into at Northbrook, Cook County,  Illinois.  Cook County, Illinois shall be the venue for any litigation or other proceeding arising under this Agreement. All contracts, UCC filings and this factoring agreement shall only be binding upon and inure to the benefit of Purchaser if executed or filed in the name of Purchaser. In the event it becomes necessary for Purchaser to obtain a temporary restraining order or other injunctive relief in order to enforce the provisions of this Agreement, Seller hereby agrees to such an order, and the parties agree that the Court may require a bond which does not exceed the sum of $1,000.00 as a condition therefore, and such bond shall be reasonable and adequate in all respects and under all circumstances.

19.13	All amounts payable to Purchaser by Seller, including, without limitation, amounts payable under this Agreement are payable on demand by Purchaser, except amounts payable under Paragraph 13 of this Agreement, for which no demand is required; Purchaser is authorized, at its sole option, to collect any payments owing by Seller to Purchaser under this Agreement by debit, offset or recoupment from or against the Reserve, at any time and from time to time. In the event Seller is in default under any of the terms of this Agreement, Purchaser may, at its option, require Seller to repurchase all unpaid Accounts that were purchased by Purchaser, even if such Accounts were purchased Without Recourse.

19.14	This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Signatures may be affixed manually or digitally and delivery of an executed counterpart of this Agreement by facsimile or by electronic means shall be effective as delivery of a manually executed counterpart, and any party delivering such and executed counterpart of this Agreement or facsimile or electronic means to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

19.15	Purchaser may, in its discretion, require Seller to provide Purchaser with monthly or quarterly financial statements, accounts receivable aging, accounts payable aging, and other reports or documentation on the business, and Seller agrees to promptly provide the same to Purchaser.

20.	The words "section" and "paragraph" are used interchangeably in this Agreement.

21.
Seller represents and warrants to Purchaser that , during each calendar quarter of the term of this Agreement, the difference between the (i) the sum of all Accounts which Seller becomes obligated to repurchase from Purchaser under this Agreement and (ii) the sum of the collections received by Purchaser of all Accounts created by Seller that were not sold to Purchaser or that were repurchased by Seller from Purchaser (“Account Dilution”) will never be greater than 5% of the Face Amount of all Accounts purchased by Purchaser (the “Maximum Account Dilution”).  Purchaser established the Reserve percentage set forth in this Agreement based on Seller’s representations and warranties to Purchaser concerning the Maximum Account Dilution.  If Account Dilution during any calendar quarter exceeds the Maximum Account Dilution by more than three (3) percentage points, Purchaser may (at its sole option and discretion) raise the Reserve for the next calendar quarter by the same number of percentage points as such Account Dilution exceeds Maximum Dilution.

22.           WAIVER OF RIGHT TO JURY TRIAL. SELLER AND PURCHASER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR  ANY OTHER AGREEMENT RELATED HERETO OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES, AND THEREFORE, THE PARTIES AGREE THAT ANY COURT PROCEEDING ARISING OUT OF ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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In Witness Whereof, Seller has signed this Agreement as of the date set forth below.

Seller:	Z TRIM HOLDINGS, INC.,
an Illinois corporation

By:
Name:
Title:

Date:	March __, 2014

STATE OF ILLINOIS		§
§
COUNTY OF		§

BEFORE ME, the undersigned authority, on this day personally appeared _________________, the ___________________________ of Z TRIM HOLDINGS, INC., an Illinois corporation, known to me to be the person whose name is subscribed on the foregoing instrument and acknowledged to me that he/she executed the same for purposes and consideration therein expressed in the capacity therein stated as the act and deed of said limited liability company.     Dated:  March __, 2014.

Notary Public, State of Illinois

Printed Name of Notary Public

My Commission Expires:

Notary Public, State of Illinois

Page 11 of 12	_____ Initial

Accepted on the ------------------------- day of March, 2014, at Northbrook, Illinois.

FORDHAM CAPITAL PARTNERS, LLC

By:

Name:
Title:
Date:	March __, 2014

Page 12 of 12	_____ Initial